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                                                                      EXHIBIT 11

                            TECHNICLONE CORPORATION
                   COMPUTATION OF NET INCOME (LOSS) PER SHARE

                                                                                    YEAR ENDED APRIL 30
                                                                 -----------------------------------------------------------
                                                                      1998                 1997                    1996
                                                                 ------------          ------------            ------------
BASIC LOSS PER SHARE:
  Net loss attributable to common stock                          $(15,264,996)         $(33,725,766)           $ (5,562,664)
                                                                 ============          ============            ============
  Weighted average number of common shares
    outstanding(1)                                                 30,947,758            21,429,858              18,466,359
                                                                 ============          ============            ============
  Net loss per share                                             $      (0.49)         $      (1.57)           $       (.30)
                                                                 ============          ============            ============

CALCULATION OF NET INCOME (LOSS) PER SHARE ASSUMING
  INCLUSION OF COMMON STOCK EQUIVALENTS AND CONVERSION OF
  PREFERRED STOCK AT BEGINNING OF THE RESPECTIVE YEAR:

Net loss attributable to common stock                            $(15,264,996)         $(33,725,766)           $ (5,562,664)
Dividend accretion on Class B and Class C Preferred
  Stock                                                               965,495               544,481                 560,467
Accretion of Class B AND Class C Preferred Stock
  discount                                                          2,475,584                                     5,327,495
                                                                 ------------          ------------            ------------
Adjusted net income (loss) assuming conversion of
  Class B and Class C Preferred Stock at beginning of
  year                                                           $(11,823,917)         $(33,181,285)           $    325,298
                                                                 ============          ============            ============
Weighted average number of common shares outstanding(1)            30,947,758            21,429,858              18,466,359
Common equivalent shares assuming issuance of
  shares represented by outstanding stock options and
  warrants(3)                                                       3,840,220             1,673,849               1,852,300
Common equivalent shares assuming issuance of shares
  upon conversion of preferred stock(4)                            22,419,439             1,119,864               1,342,946
Common equivalent shares assuming conversion of the
  Class C preferred stock placement agent warrants(3)               1,697,688
                                                                 ------------          ------------            ------------
Weighted average number of common and common equivalent
  shares outstanding                                               58,905,105            24,223,571              21,661,605
                                                                 ============          ============            ============
Net income (loss) per share(2)                                   $      (0.20)         $      (1.37)           $       0.02
                                                                 ============          ============            ============

(1) The weighted average number of common shares outstanding during each of the periods was calculated by dividing the sum of each days actual shares outstanding by the number of days in the year.

(2) As the indicated calculations result in the dilution of the loss per common share or income per common share (i.e.: antidilutive), the amounts were not presented in the accompanying financial statements.

(3) Amounts represent the incremental shares that would have to be issued for outstanding stock options and warrants utilizing the treasury stock method.

(4) Amounts were calculated assuming conversion of preferred stock at the beginning of the year or at the issuance date, if later. Additionally, the stock was assumed converted rather than redeemed, as it is the Company's intention not to redeem the preferred stock for cash. The preferred stock is not considered a common stock equivalent.

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